Exhibit 99.1

FIRST MARINER BANCORP

2004 LONG-TERM INCENTIVE PLAN, AS AMENDED

1.     Establishment, Purpose, and Types of Awards

First Mariner Bancorp (the “Company”) establishes this First Mariner Bancorp 2004 Amended and Restated Long-Term Incentive Plan (the “Plan”) for the purpose of attracting, retaining and motivating select employees, officers, directors, advisors, and consultants for the Company and its Affiliates and to provide incentives and awards for superior performance.

The Plan permits the granting of the following types of awards (“Awards”), according to the Sections of the Plan listed here:

Section 6	Options
Section 7	Share Appreciation Rights
Section 8	Restricted Shares

The Plan is not intended to affect any stock options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided, or may separately provide in the future.

2.     Defined Terms

Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in Appendix A, unless defined elsewhere in this Plan or the context of their use clearly indicates a different meaning.

3.     Shares Subject to the Plan

Subject to the provisions of Section 13 of the Plan, the maximum number of Shares that the Company may issue pursuant to Awards is 2,500,000.  These Shares may be authorized but unissued Shares, or Shares that the Company has reacquired or otherwise holds in treasury.

Shares that are subject to an Award that for any reason expires, is forfeited, is cancelled, or becomes unexercisable, and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under the Plan.  In addition, the Committee may make future Awards with respect to Shares that the Company retains from otherwise delivering pursuant to an Award either (i) as payment of the exercise price of an Award, or (ii) in order to satisfy the withholding or employment taxes due upon the grant, exercise, vesting, or distribution of an Award.

4.     Administration

(a) General.  The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter.  The Committee shall hold meetings at such times and places as it may determine and make such rules and regulations for the conduct of its business as it deems advisable.  In the absence of a duly appointed Committee or if the Board otherwise chooses to act in lieu of a Committee, the Board shall function as the Committee for all purposes of the Plan.

(b) Committee Composition.  The Board shall appoint the members of the Committee.  If and to the extent permitted by Applicable Law, the Committee may authorize one or more managing directors or officers to make Awards to individuals who are not Reporting Persons.  The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

(c) Powers of the Committee.  Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:

(i)    to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares, or SARs to be covered by each Award;

(ii)   to determine, from time to time, the Fair Market Value of Shares;

(iii)  to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(iv)  to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;

(v)   to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration; and

(vi)  in order to fulfill the purposes of the Plan and without amending the Plan, modify, cancel, or waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs; and

(vii) to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.

Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are managing directors, officers, or Employees of the Company or its Affiliates.

(d)   Deference to Committee Determinations.  The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements.  The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, shall be final, binding, and conclusive.  The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(e)   No Liability; Indemnification.  Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement.  The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee, or Consultant who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties under the Plan. The Company and its Affiliates may obtain liability insurance for this purpose.

5.     Eligibility

(a)   General Rule.  The Committee may grant ISOs only to Employees (including officers who are Employees), and may grant all other Awards to any Eligible Person. A Participant who has been granted an Award may be granted an additional Award or Awards if the Committee shall so determine, if such person is otherwise an Eligible Person and if otherwise in accordance with the terms of the Plan.

(b)   Grant of Awards.  Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the Plan may be granted, the number of Shares subject to each Award, the price (if any) to be paid for the Shares or the Award.  Each Award shall be evidenced by an Award Agreement signed by the Company and, if required by the Committee, by the Participant.  The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee.

(c)   Limits on Individual Awards.  At no time may the Options and SARs granted to any Participant under the Plan exceed 250,000 Shares, subject to adjustment pursuant to Section 13 below.

(d)   Replacement Awards.  The Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this Plan or otherwise.  An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate.  In the case of Options, these other terms may involve an Exercise Price that is lower (or higher) than the Exercise Price of the surrendered Option.

6.     Option Awards

(a)   Types; Documentation.  The Committee may in its discretion grant ISOs to any Employee and Non-ISOs to any Eligible Person, and shall evidence such grant in an Award Agreement that is delivered to the Participant. Each Option shall be designated in the Award Agreement as an ISO or a Non-ISO.  At the sole discretion of the Committee, any Option may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary.  Options granted under the Plan may contain such terms and provisions not inconsistent with the Plan that the Committee shall deem advisable in its sole and absolute discretion.

(b)   ISO $100,000 Limitation.  To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds $100,000, such excess Options shall be treated as Non-ISOs.  For purposes of determining whether the $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date.  In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. In the event that Section 422 of the Code is amended to alter the limitation set forth therein, the limitation of this Section 6(b) shall be automatically adjusted accordingly.

(c)   Term of Options.  Each Award Agreement shall specify a term at the end of which the Option automatically expires, subject to earlier termination provisions contained in Section 6(h) hereof; provided, that, the term of any Option may not exceed ten years from the Grant Date. In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the term of the ISO shall not exceed five years from the Grant Date.

(d)   Exercise Price.  The exercise price of an Option shall be determined by the Committee in its discretion and shall be set forth in the Award Agreement, subject to the following special rules:

(i)    ISOs.  If an ISO is granted to an Employee who on the Grant Date is a Ten Percent Holder, the per Share exercise price shall not be less than 110% of the Fair Market Value per Share on such Grant Date.  If an ISO is granted to any other Employee, the per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the Grant Date.

(ii)   Non-ISOs.  The per Share exercise price for the Shares to be issued pursuant to the exercise of a Non-ISO shall not be less than 100% of the Fair Market Value per Share on the Grant Date.

(iii)  Named Executives.  The per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the Grant Date of an Option if (A) on such Grant Date, the Participant is subject to the limitations set forth in Section 162(m) of the Code, and (B) the grant is intended to qualify as performance-based compensation under Section 162(m) of the Code.

(iv)  Repricing.  The Committee may at any time unilaterally reduce the exercise price for any Option, but shall promptly provide a written notice to any Participant affected by the reduction.

(e)   Exercise of Option.  The times, circumstances and conditions under which an Option shall be exercisable shall be determined by the Committee in its sole discretion and set forth in the Award Agreement.  The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave approved by the Company.

(f)    Minimum Exercise Requirements.  An Option may not be exercised for a fraction of a Share.  The Committee may require in an Award Agreement that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent a Participant from purchasing the full number of Shares as to which the Option is then exercisable.

(g)   Methods of Exercise.  Prior to its expiration pursuant to the terms of the applicable Award Agreement, each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), by delivery of written notice of exercise to the secretary of the Company accompanied by the full exercise price of the Shares being purchased.  In the case of an ISO, the Committee shall determine the acceptable methods of payment on the Grant Date and it shall be included in the applicable Award Agreement.  The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:

(i)    cash or check payable to the Company (in U.S. dollars);

(ii)   other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) were not acquired by such Participant pursuant to the exercise of an Option, unless such Shares have been owned by such Participant for at least six months or such other longer period as the Committee may determine, (D) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant), and (E) are duly endorsed for transfer to the Company;

(iii)  a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or

(iv)  any combination of the foregoing methods of payment.

The Company shall not be required to deliver Shares pursuant to the exercise of an Option until payment of the full exercise price therefore is received by the Company.

(h)   Termination of Continuous Service.  The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service.  The Committee may waive or modify these provisions at any time.  To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards.  In no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement.

The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

(i)    Termination other than Upon Disability or Death or for Cause.  In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, disability, retirement or termination for Cause), the Participant shall have the right to exercise an Option at any time within 90 days following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(ii)   Disability.  In the event of termination of a Participant’s Continuous Service as a result of his or her “disability” within the meaning of Section 22(e)(3) of the Code, the Participant shall have the right to exercise an Option at any time within one year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iii)  Retirement.  In the event of termination of a Participant’s Continuous Service as a result of Participant’s retirement, the Participant shall have the right to exercise the Option at any time following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination through the expiration date of the option.

(iv)  Death.  In the event of the death of a Participant during the period of Continuous Service since the Grant Date of an Option, or within thirty days following termination of the Participant’s Continuous Service, the Option may be exercised, at any time following the date of the Participant’s death, through the date of expiration by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise the Option had vested at the date of death or, if earlier, the date the Participant’s Continuous Service terminated.

(v)   Cause.  If the Committee determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any Option, and it shall be considered immediately null and void.

7.     Share Appreciate Rights (SARs)

(a)   Grants.  The Committee may in its discretion grant Share Appreciation Rights to any Eligible Person, in any of the following forms:

(i)    SARs related to Options.  The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option.  An SAR shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 7(e) below.  Any SAR granted in connection with an ISO will contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.

(ii)   SARs Independent of Options.  The Committee may grant SARs which are independent of any Option subject to such conditions as the Committee may in its discretion determine, which conditions will be set forth in the applicable Award Agreement.

(iii)  Limited SARs.  The Committee may grant SARs exercisable only upon or in respect of a Change in Control or any other specified event, and such limited SARs may relate to or operate in tandem or combination with or substitution for Options or other SARs, or on a stand-alone basis, and may be payable in cash or Shares based on the spread between the exercise price of the SAR, and (A) a price based upon or equal to the Fair Market Value of the Shares during a specified period, at a specified time within a specified period before, after or including the date of such event, or (B) a price related to consideration payable to Company’s shareholders generally in connection with the event.

(b)   Exercise Price.  The per Share exercise price of an SAR shall be determined in the sole discretion of the Committee, shall be set forth in the applicable Award Agreement, and shall be no less than 100% of the Fair Market Value of one Share.  The exercise price of an SAR related to an Option shall be the same as the exercise price of the related Option.  The exercise price of an SAR shall be subject to the special rules on pricing contained in paragraphs (iii) and (iv) of Section 6(d) hereof.

(c)   Exercise of SARs.  Unless the Award Agreement otherwise provides, an SAR related to an Option will be exercisable at such time or times, and to the extent, that the related Option will be exercisable.  An SAR may not have a term exceeding ten years from its Grant Date.  An SAR granted independently of any other Award will be exercisable pursuant to the terms of the Award Agreement.  Whether an SAR is related to an Option or is granted independently, the SAR may only be exercised when the Fair Market Value of the Shares underlying the SAR exceeds the exercise price of the SAR.

(d)   Effect on Available Shares.  To the extent that an SAR is exercised, only the actual number of delivered Shares (if any) will be charged against the maximum number of Shares that may be delivered pursuant to Awards under this Plan.  The number of Shares subject to the SAR and the related Option of the Participant will, however, be reduced by the number of underlying Shares as to which the exercise relates, unless the Award Agreement otherwise provides.

(e)   Payment.  Upon exercise of an SAR related to an Option and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive payment of an amount determined by multiplying—

(i)    the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the exercise price per Share of the SAR, by

(ii)   the number of Shares with respect to which the SAR has been exercised.

Notwithstanding the foregoing, an SAR granted independently of an Option may limit the amount payable to the Participant to a percentage, specified in the Award Agreement but not exceeding one-hundred percent (100%), of the amount determined pursuant to the preceding sentence.

(f)    Form and Terms of Payment.  Subject to Applicable Law, the Committee may, in its sole discretion, settle the amount determined under Section 7(e) above solely in cash, solely in Shares (valued at their Fair Market Value on the date of exercise of the SAR), or partly in cash and partly in Shares.  In any event, cash shall be paid in lieu of fractional Shares. Absent a contrary determination by the Committee, all SARs shall be settled in cash as soon as practicable after exercise.  Notwithstanding the foregoing, the Committee may, in an Award Agreement, determine the maximum amount of cash or Shares or combination thereof that may be delivered upon exercise of an SAR.

(g)   Termination of Employment or Consulting Relationship.  The Committee shall establish and set forth in the applicable Award Agreement the terms and conditions on which an SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service.  The provisions of Section 6(h) above shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an SAR shall terminate when there is a termination of a Participant’s Continuous Service.

(h)   Repricing and Buy-out.  The Committee has the same discretion to reprice SARs as it has to take such actions with respect to Options.

8.     Restricted Shares

(a)   Grants.  The Committee may in its discretion grant restricted shares (“Restricted Shares”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the number of Restricted Shares, the purchase price for such Restricted Shares (if any) and the terms upon which the Restricted Shares may become vested.  The Committee may condition any Award of Restricted Shares to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions.

(b)   Vesting and Forfeiture.  The Committee shall set forth in an Award Agreement granting Restricted Shares, the terms and conditions under which the Participant’s interest in the Restricted Shares will become vested.  Except as set forth in the applicable Award Agreement or the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any other reason, the Participant shall forfeit his or her Restricted Shares; provided that if a Participant purchases the Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant only if and to the extent set forth in an Award Agreement.

(c)   Issuance of Restricted Shares Prior to Vesting.  The Company shall issue stock certificates that evidence Restricted Shares pending the lapse of applicable restrictions, and that bear a legend making appropriate reference to such restrictions.  Except as set forth in the applicable Award Agreement or the Committee otherwise determines, the Company or a third party that the Company designates shall hold such Restricted Shares and any dividends that accrue with respect to Restricted Shares pursuant to Section 8(e) below.

(d)   Issuance of Shares upon Vesting.  As soon as practicable after vesting of a Participant’s Restricted Shares and the Participant’s satisfaction of applicable tax withholding requirements, the Company shall release to the Participant, free from the vesting restrictions, one Share for each vested Restricted Share, unless an Award Agreement provides otherwise. No fractional shares shall be distributed, and cash shall be paid in lieu thereof.

(e)   Dividends payable on Vesting.  Whenever Shares are issued to a Participant or duly-authorized transferee under Section 8(d) above pursuant to the vesting of Restricted Shares, such Participant or duly-authorized transferee shall also be entitled to receive, with respect to each Share issued, an amount equal to any cash dividends (plus simple interest at a rate of five percent per annum, or such other reasonable rate as the Committee may determine) and a number of Shares equal to any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued.

(f)    Deferral Elections.  At any time within the calendar year in which a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the ERISA) receives an Award of either Restricted Shares, the Committee may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award. If the Participant makes this election, the Shares subject to the election, and any associated dividends and interest, shall be credited to an account established pursuant to Section 9 hereof on the date such Shares would otherwise have been released or issued to the Participant pursuant to Section 8(d) above.  Notwithstanding the foregoing, Shares with respect to which a Participant makes a Section 83(b) Election shall not be eligible for deferral pursuant to Section 9 below.

9.     Taxes

(a)   General.  As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award and the issuance of Shares.

The Company shall not be required to issue any Shares until such obligations are satisfied.  If the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Committee shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for applicable tax purposes, including payroll taxes.

(b)   Default Rule for Employees.  In the absence of any other arrangement, an Employee shall be deemed to have directed the Company to withhold or collect from his or her cash compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of the exercise of an Award.

(c)   Special Rules.  In the case of a Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Law, the Participant shall be deemed to have elected to have the Company withhold from the Shares or cash to be issued pursuant to an Award that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld.  For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Law (the “Tax Date”).

(d)   Surrender of Shares.  If permitted by the Committee, in its discretion, a Participant may satisfy the minimum applicable tax withholding and employment tax obligations associated with an Award by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Award) that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld.  In the case of Shares previously acquired from the Company that are surrendered under this Section 11, such Shares must have been owned by the Participant for more than six months on the date of surrender (or such longer period of time the Company may in its discretion require).

10.   Non-Transferability of Awards

(a)   General.  Except as set forth in this Section 12, or as otherwise approved by the Committee for a select group of management or highly compensated Employees, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution.  The designation of a beneficiary by a Participant will not constitute a transfer.  An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a disabled Participant, or a transferee permitted by this Section 12.

(b)   Limited Transferability Rights.  Notwithstanding anything else in this Section 12, the Committee may in its discretion provide that an Award may be transferred by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to charitable institutions, the Participant’s “Immediate Family” (as defined below), on such terms and conditions as the Committee deems appropriate.  “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

11.   Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions

(a)   Changes in Capitalization.  The Committee may equitably adjust the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Award, as well as the price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company.  In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Options under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Options so replaced.

In any case, such substitution of securities shall not require the consent of any person who is granted options pursuant to the Plan. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of Shares subject to any Award.

(b)   Dissolution or Liquidation.  In the event of the dissolution or liquidation of the Company other than as part of a Change of Control, each Award will terminate immediately prior to the consummation of such action, subject to the discretion of the Committee to exercise any discretion authorized in the case of a Change in Control.

(c)   Change in Control.  In the event of a Change in Control, each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the Award or to substitute a substantially equivalent award, in which event such Award shall terminate upon the consummation of the transaction; provided, however, that to the extent outstanding Awards are neither being assumed nor replaced with substantially equivalent Awards by the Successor Corporation, the Committee shall have the discretion and authority to provide that with respect to such Awards, that:

(i)    the vesting of such Awards shall accelerate so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested, and provide that any repurchase right of the Company with respect to Shares issued upon exercise of an Award shall lapse as to the Shares subject to such repurchase right; and

(ii)   the Company or Successor Corporation shall pay cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards.

Notwithstanding the above, in the event a Participant holding an Award assumed or substituted by the Successor Corporation in a Change in Control is Involuntarily Terminated by the Successor Corporation in connection with, or within 12 months following consummation of, the Change in Control, then any assumed or substituted Award held by the terminated Participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of Options and SARs), and any repurchase right applicable to any Shares shall lapse in full.  The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s termination.

For purposes of this Section 13(c), an Award shall be considered assumed, without limitation, if each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of Shares or other property, cash or securities as such holder would have been entitled to receive upon the consummation of the transaction if the holder had been, immediately prior to such consummation, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in this Section 13); provided that if such consideration received in the transaction is not solely common stock of the Successor Corporation, the Committee may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock of the Successor Corporation equal to the Fair Market Value of the per Share consideration received by holders of Shares in the transaction.

(d)   Certain Distributions.  In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per Shares covered by each outstanding Award to reflect the effect of such distribution.

12.    Time of Granting Awards.  The date of grant (“Grant Date”) of an Award shall be the date on which the Committee makes the determination granting such Award or such other date as is determined by the Committee, provided that in the case of an ISO, the Grant Date shall be the later of the date on which the Committee makes the determination granting such ISO or the date of commencement of the Participant’s employment relationship with the Company.

13.   Modification of Awards and Substitution of Options.

(a)   Modification, Extension, and Renewal of Awards.  Within the limitations of the Plan, the Committee may modify an Award, accelerate the rate at which an Option or SAR may be exercised (including without limitation permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), accelerate the vesting of any Award, extend or renew outstanding Awards, or accept the cancellation of outstanding Awards to the extent not previously exercised either for the granting of new Awards or for other consideration in substitution or replacement thereof.  The foregoing notwithstanding, no modification of an outstanding Award shall materially and adversely affect such Participant’s rights thereunder, unless either the Participant provides written consent or there is an express Plan provision permitting the Committee to unilaterally make the modification.

(b)   Substitution of Options.  Notwithstanding any inconsistent provisions or limits under the Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Options for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new Option does not give persons additional benefits, including any extension of the exercise period.

14.    Term of Plan.  The Plan shall continue in effect for a term of ten (10) years from its effective date as determined under Section 20 below, unless the Plan is sooner terminated.

15.   Amendment and Termination of the Plan.

(a)   Authority to Amend or Terminate.  Subject to Applicable Laws, the Board may from time to time amend, alter, suspend, discontinue, or terminate the Plan.

(b)   Effect of Amendment or Termination.  No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted unless either it relates to an adjustment pursuant to Section 13 above, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.  Notwithstanding the foregoing, the Committee may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

16.    Conditions Upon Issuance of Shares.  Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.

17.    Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18.    Effective Date.  This Plan shall become effective on the date of its approval by the Board; provided that this Plan shall be submitted to the Company’s shareholders for approval, and if not approved by the shareholders within one year from the date of approval by the Board, this Plan and any Awards shall be null, void, and of no force and effect.  Awards granted under this Plan before approval of this Plan by the shareholders shall be granted subject to such approval and no Shares shall be distributed before such approval.

19.    Controlling Law.  All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the laws of conflicts of laws) of Maryland, to the extent not preempted by United States federal law.  If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

20.   Laws And Regulations.

        (a)   U.S. Securities Laws.  This Plan, the grant of Awards, and the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Options, Restricted Shares) under this Plan shall be subject to all Applicable Law.  In the event that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws prior to the delivery of such Shares, the Committee may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Act, and a legend to that effect may be placed on the certificates representing the Shares.

        (b)   Other Jurisdictions.  To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  The Committee may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries.  Without limiting the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries.  The Committee may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

21.    No Shareholder Rights.  Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of entry of their name with respect to such Shares in the Company’s Registry of Members in accordance with the Company’s Memorandum and Articles of Association.  Prior to the issuance of Shares pursuant to an Award (as evidenced by the entry of the Participant’s name with respect to such Shares in the Company’s Registry of Members in accordance with the Company’s Memorandum and Articles of Association), a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs.  No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.

22.    No Employment Rights.  The Plan shall not confer upon any Participant any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way a Participant’s right or the Company’s right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without Cause.

FIRST MARINER BANCORP
2004 LONG-TERM INCENTIVE PLAN, AS AMENDED

Appendix A: Definitions

        As used herein, the following definitions shall apply:

        “Affiliate” means any entity, including any “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code, which together with the Company is under common control within the meaning of Section 414 of the Code.

        “Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and Maryland state laws, the Code, any applicable stock exchange rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

        “Award” means any award made pursuant to the Plan, including awards made in the form of an Option, an SAR, and a Restricted Share, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.

        “Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee.  The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason, including different documents as may be appropriate or applicable for particular locations and countries.

        “Board” means the Board of Directors of the Company.

        “Cause” for termination of a Participant’s Continuous Service will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) the Participant’s commission of any material act of fraud, embezzlement, dishonesty or any other willful misconduct; (iii) material unauthorized use or disclosure by the Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company.  The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Committee, and shall be final and binding on the Participant.  The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

        “Change in Control” means a change in control of more than 50 per cent of any class of the outstanding common stock of the Company.

        “Code” means the U.S. Internal Revenue Code of 1986, as amended.

        “Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 above.  With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more Directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code.

        “Company” means First Mariner Bancorp, a Maryland corporation.

        “Consultant” means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.

        “Continuous Service” means the absence of any interruption or termination of service as an Employee, Director, or Consultant.  Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors.  Changes in status between service as an Employee, Director, and a Consultant will not constitute an interruption of Continuous Service.

        “Director” means a member of the Board, or a member of the board of directors of an Affiliate.

        “Eligible Person” means any Consultant, Director or Employee and includes non-Employees to whom an offer of employment has been extended.

        “Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes.  The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Fair Market Value” means, as of any date (the “Determination Date”) means: (i) the closing price of a Share on the New York Stock Exchange or the American Stock Exchange (collectively, the “Exchange”), on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on the Exchange but is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the Determination Date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not traded on the Exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board.

        “Grant Date” has the meaning set forth in Section 14 of the Plan.

        “Incentive Share Option or ISO” hereinafter means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

        “Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant within 60 days following (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than 50 miles from the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in Participant’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Directors or Consultants.

        “Non-ISO” means an Option not intended to qualify as an ISO, as designated in the applicable Award Agreement.

        “Option” means any stock option granted pursuant to Section 6 of the Plan.

        “Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.

        “Plan” means this First Mariner Bancorp 2004 Long-term Incentive Plan, as amended.

        “Reporting Person” means an officer, Director, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

        “Restricted Shares” mean Shares subject to restrictions imposed pursuant to Section 8 of the Plan.

        “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

        “SAR” or “Share Appreciation Right” means Awards granted pursuant to Section 7 of the Plan.

        “Share” means an ordinary voting share of the Company, as adjusted in accordance with Section 13 of the Plan.

        “Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Affiliate.